Exhibit 5.1

CARR & WADDOUPS
Attorneys at Law, L.L.C.

609 Judge Building
Trent J. Waddoups	8 East Broadway	Telephone (801) 363-0888
Taylor D. Carr (1944-2001)	Salt Lake City, Utah 84111	Facsimile (801) 363-8512

May 9, 2007
e-mail: trent@cw-law.net
ADS Media Group, Inc.
12758 Cimarron Path, Suite B-128
San Antonio, Texas 78249-3426

Re: Legal opinion

Dear Sirs:

          We have been retained by ADS Media Group, Inc. (the "Company"), in connection with the registration for resell, pursuant to an SB-2 Registration Statement, filed with the Securities and Exchange Commission on February 14, 2007, of 500,000 shares of common stock of the Company (the "Shares"), issued equally to two shareholders, Roaring Fork Capital SBIC, L.P., a Delaware limited partnership, and Charter ADS Media, L.P., a Texas limited partnership (the "Shareholders"), pursuant to an Amended and Restated Stock Purchase Agreement, originally dated June 16, 2006, and Amended and Restated on October 25, 2006. You have requested that we render an opinion as to whether the common stock as proposed to be registered on the terms set forth in the Registration Statement is validly issued, fully paid and non-assessable.

In connection with this engagement, we have examined the following:

-	An SB-2 Registration Statement, filed with the SEC on February 14, 2007;
-	An Amended and Restated Stock Purchase Agreement related to the Shares and the Shareholders, originally dated June 16, 2006, and Amended and Restated on October 25, 2006;
-	Amendment No. 1 to Amended and Restated Stock Purchase Agreement related to the Shares and the Shareholders, dated February 15, 2007;
-	The Company's Bylaws;
-	The Company's Amended and Restated Articles of Incorporation;
-	Warrant Agreements with the Shareholders dated June 20, 2006 and October 25, 2006;
-	A form of stock certificate of the Company;
-	A Form 10-KSB for the year ended December 31, 2006, filed with the SEC on April 2, 2007; and
-	Consents of the board of directors of the Company, authorizing the issuance of the shares.

We have examined such other corporate records and documents and have made such other examinations as we deemed relevant.

          Based upon the above examination, we are of the opinion that the Shares, as identified above, are validly authorized, issued, fully paid, and non-assessable. We hereby consent to being named in the SB-2 Registration Statement as having rendered the foregoing opinion.

Very truly yours,

Carr & Waddoups

/s/ Trent J. Waddoups
Trent J. Waddoups